Exhibit 99.B(7)(d)

COINSURANCE AND MODIFIED COINSURANCE REINSURANCE AGREEMENT

between

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

Hereinafter referred to as the “Ceding Company”

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Hereinafter referred to as the “Reinsurer”

Dated as of January 1, 2018

COINSURANCE AND MODIFIED COINSURANCE REINSURANCE AGREEMENT

This reinsurance agreement (hereinafter referred to as this “Agreement”), dated as of the Effective Date, is made and entered into by and between Lincoln Life & Annuity Company of New York, a life insurance company organized under the laws of New York and The Lincoln National Life Insurance Company, an insurance company organized under the laws of Indiana.

ARTICLE I - DEFINITIONS

1.01.                     As used in this Agreement, the following capitalized terms shall have the following meanings (definitions are applicable to both the singular and the plural forms of each term defined in this Article):

“Accounting Period” means a calendar month, except that the final Accounting Period shall be the period commencing with the first day of the calendar month that includes the Termination Date and ending on the Termination Date.

“Annual Report” means the report providing the data as described in Schedule D.

“Benefit Payments” shall have the meaning specified in Article V.

“Business Day” means any day that is not a Saturday or a Sunday or a day on which banks in the State of New York are authorized or required by law to close.

“Coinsurance Reserves” means the Reinsurer’s Quota Share of the Ceding Company’s Statutory Reserves established with respect to the general account portion of liabilities arising under the Reinsured Contracts, as required of the Ceding Company on its NAIC Annual Statement Blank filed with the State of New York.

“Effective Date” shall mean 12:01 a.m., Eastern Time on January 1, 2018.

“Extra-Contractual Liabilities” means all liabilities for consequential, exemplary, punitive or similar damages which relate to or arise in connection with any alleged or actual act, error or omission by the Ceding Company, its directors, officers, employees, agents or any of the Ceding Company’s affiliates, whether intentional or otherwise, or from any alleged or actual reckless conduct or bad faith by the Ceding Company, its directors, officers, employees, agents or any of the Ceding Company’s affiliates, in connection with the handling of any claim under any of the Reinsured Contracts or in connection with the illustration, sale, issuance, delivery, cancellation or administration of any of the Reinsured Contracts.

“Interest Crediting Guidelines” means the Ceding Company’s normal guidelines for setting credited interest rates for annuity products (whether covered by this Agreement or not).

“Investment Income” means income earned on the separate account assets as defined in Schedule B.

“Modified Coinsurance Reserves” means the Reinsurer’s Quota Share of the Ceding Company’s Statutory Reserves established with respect to the separate account portion of liabilities arising under the Reinsured Contracts, as required of the Ceding Company on its NAIC Annual Statement Blank filed with the State of New York.

“Modified Coinsurance Reserve Adjustment” means the adjustment paid at the end of each Accounting Period as defined in paragraph 4.03.

“Monthly Report” means the report required to be prepared by the Ceding Company in accordance with Article VIII and providing the data as shown on Schedule C.

“Monthly Settlement” means the net amount due and payable to either party, as defined in Schedule C, with respect to any Accounting Period.

“NAIC” means the National Association of Insurance Commissioners.

“Quota Share” shall mean the form of reinsurance in which deposits and losses are shared proportionately between the Ceding Company and the Reinsurer based on those percentages as specified in Schedule A attached hereto.

“Qualifying Assets” shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types specified in paragraphs (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law, provided that such investments are issued by an institution that is not the parent, subsidiary or affiliate of with the Ceding Company or the Reinsurer.

“Reinsurance  Allowance” shall have the meaning specified in paragraph 4.02.

“Reinsurance Premiums” means the Quota Share portion of deposits and other considerations received by the Ceding Company on the Reinsured Contracts, as defined in paragraph 4.01.

“Reinsured Contracts” means those contract forms listed on Schedule A that are subject of reinsurance hereunder.

“Required Balance” means the Coinsurance Reserves less any withdrawals made in accordance with paragraph 7.04(iii).

“Statutory Reserves” means the liabilities calculated on a standalone basis for the contracts reinsured under this agreement according to New York laws and regulations in effect at the valuation date as reported by the Ceding Company on its NAIC Annual Statement Blank filed with the State of New York. Such liabilities shall include  any asset adequacy reserve determined as part of an annual standalone asset adequacy analysis for the contracts reinsured under this agreement where the asset adequacy analysis is performed pursuant to New York insurance regulatory requirements, including guidance provided by the New York Department of Financial Services in the annual Special Considerations Letter.

“Terminal Accounting and Settlement” shall have the meaning specified in Article IX.

“Termination Date” means the date on which any complete termination of this Agreement, as provided in Article IX, is effective, either as a result of an event described in Article IX, or as designated by the terminating party or parties.

“Termination Report” means the report required to be prepared in accordance with Article IX and providing the calculations for the Terminal Accounting and Settlement.

“Trust Account” means the account established pursuant to the Trust Agreement.

“Trust Agreement” means that trust agreement among the Reinsurer, as grantor, the Ceding Company, as beneficiary, and Bank of New York Mellon, as trustee, entered into contemporaneously with this Agreement pursuant to Article VII, paragraph 7.02, including any amendments and successor agreements thereto.

“Trustee” means Bank of New York Mellon and its successors as trustee, if any, pursuant to the Trust Agreement.

ARTICLE II - REINSURANCE COVERAGE

2.01.                     Coverage

This Agreement is made and entered into by and between Lincoln Life & Annuity Company of New York (hereinafter referred to as the “Ceding Company”) and The Lincoln National Life Insurance Company (hereinafter referred to as the “Reinsurer”).  The Ceding Company and the Reinsurer mutually agree to reinsure the Reinsured Contracts as defined in paragraph 2.02, beginning as of 12:01 a.m. on January 1, 2018, on the terms and conditions stated herein.  This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer, and performance of the obligations of each party under this Agreement will be rendered solely to the other party.  Subject to the terms of this treaty, in no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remain solely liable to any insured contract holder or beneficiary under any Reinsured Contract.

2.02.       Plan of Reinsurance

This indemnity reinsurance is on a 90% Quota Share Coinsurance basis for all general account liabilities and a 90% Quota Share Modified Coinsurance basis for all separate account liabilities.  The intent of this Agreement is to pass all of the underlying risks assumed on the Reinsured Contracts to the Reinsurer, without necessitating the Ceding Company to transfer the separate account assets or their cash equivalents to the Reinsurer.

2.03        Conditions

This Agreement is conditioned upon its terms and any required governmental and regulatory consents and approvals, and is subject to the exclusions set forth in paragraph 2.04.

The liability of the Reinsurer with respect to the Reinsured Contracts shall begin simultaneously with that of the Ceding Company but in no event prior to the Effective Date.

The reinsurance hereunder is subject to the same limitations, terms and conditions as the Reinsured Contracts, except as otherwise provided in this Agreement.

2.04.       Exclusions

This Agreement does not apply to and specifically excludes from coverage hereunder:

a)             any liabilities and obligations arising under insurance policies or annuity contracts issued by the Ceding Company other than the Reinsured Contracts as specified in Schedule A; and

b)             any extra-contractual Liabilities.

The Ceding Company may recapture any contract which no longer contains any riders as specified in Schedule A, provided, however, that the Ceding Company recaptures all such Reinsured Contracts when all such riders are terminated. Upon such recapture, the Reinsurer shall pay the Ceding Company an amount equal to the Quota Share of the Coinsurance Reserve for the Reinsured Contract.

2.05.                     Quota Share

The Quota Share for the Ceding Company and the Reinsurer shall be as specified in Schedule A.

2.06.                     Retrocession

In no event shall the Reinsurer retrocede any portion of the risk on any Reinsured Contracts in a manner that would reduce the amount of statutory reserve credit available to the Ceding Company for reinsurance ceded under this Agreement.

2.07.                     Replacements

The Ceding Company shall not enter into a program of internal or external replacement of any contracts reinsured hereunder without the written consent of the Reinsurer, such consent not to be unreasonably withheld.

2.08.                     Adjustments

If the Ceding Company’s liability with respect to the Reinsured Contracts is changed because of a misstatement of age, sex or other material fact, the Reinsurer will share in the change proportionately.

2.09.                     Current Practices

The Ceding Company will not materially change, alter or otherwise compromise its underwriting, claim paying or administrative practices with respect to the Reinsured Contracts, without the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, provided, that any such changes required by any Applicable Law and/or regulations or that are initiated by contractowners under the terms of a Reinsured Contract shall be automatically binding on the Reinsurer and not subject to this Section 2.09 beyond the notification requirements set forth herein.  “Material Change” shall mean any change which a prudent reinsurer or insurer would consider reasonably likely to affect in a significant respect the Reinsurer’s liability or the Reinsurer’s profitability under this Agreement. The Ceding Company may, however, change the Interest Crediting

Guidelines without the consent of the Reinsurer.  If Reinsurer believes such proposed action will have a Material Change, and therefore does not provide prior written consent as described above, Ceding Company may, in its discretion, make such change, alteration or compromise, subject to the following:  a) provided the proposed change, alteration or compromise impacts new business subject to this Agreement and notwithstanding the notice requirement in section 9.05, no new business will be eligible for reinsurance hereunder on and after the effective date of such change, alteration or compromise; and b) provided the proposed change, alteration or compromise impacts inforce business subject to this Agreement, Ceding Company must recapture that inforce business pursuant to Article IX of this Agreement as of the effective date of the change, alteration or compromise.

2.10.                     Reserve Credit

It is the intention of the Ceding Company and the Reinsurer that the Ceding Company receives full statutory accounting credit for reinsurance ceded to the Reinsurer pursuant to this Agreement.  In addition to the requirements of other provisions of this Agreement, the Reinsurer agrees to take any other steps necessary for the Ceding Company to receive such statutory reserve credit.

2.11.                     Interest Maintenance Reserve

The Ceding Company and the Reinsurer agree that any interest maintenance reserve required to be maintained with respect to the assets maintained by the Reinsurer in the Trust Account, determined on an after-tax basis shall be held by the Reinsurer.

ARTICLE III - GENERAL PROVISIONS

3.01.                     Administration

The Reinsurer acknowledges that the Ceding Company, or its designate, will administer the contracts reinsured hereunder and will perform all accounting and claim administration for such contracts. The Ceding Company shall perform such administrative services (a) at its own expense, subject to reimbursement pursuant to section 4.02(b) of this Agreement; (b) in good faith with the skill, diligence, and expertise that qualified personnel performing such duties would employ in like circumstances; (c) consistent with its then current practice governing the servicing of its business generally; and (d) in conformity in all material respects with all applicable laws, regulations, rules, and orders and the requirements of such contracts and in this Agreement. The Ceding Company shall have the right and final authority to administer and settle claims. The Ceding Company shall retain all decision-making authority for setting any non-guaranteed elements under the Reinsured Contracts, including fixed account crediting rates, addition or removal of subaccounts, rider charges, and mortality and expense or product charges.

3.02.                     Contract Changes

The Ceding Company must provide written notification to the Reinsurer of any change which affects the original terms or conditions of a Reinsured Contract within fifteen (15) days after the change takes effect. The Reinsurer will provide written notification to the Ceding Company as to the Reinsurer’s acceptance or rejection of the change within fifteen (15) days after receipt of notice of the change from the Ceding Company. If the Reinsurer accepts any such change, the Ceding Company and the Reinsurer will share proportionally in any increase or decrease in the Ceding Company’s liability relating to such change. If the Reinsurer rejects the change, the Reinsurer’s liability under this Agreement will be determined as if no such change had occurred.

For purposes of this Agreement, the term “contract changes” shall not include any instance where the contract holder exercises its rights under the express terms of the Reinsured Contract as stated in the contract form. If the change is required by a law or regulation, the Reinsurer shall share in any increase or decrease in liability on an appropriate basis, typically in proportion to the Reinsurer’s share of the Reinsured Contracts.

3.03.                     Inspection

Subject to a reasonable advance written notice to the other party, the Ceding Company or the Reinsurer (or their designated representative), may inspect at the offices of the other or wherever such records are located, any and all books, documents or records relating to the Reinsured Contracts. The right to such inspection shall exist for such period as this Agreement is in effect or for as long thereafter as the parties seek performance from one another pursuant to the terms of this Agreement. The inspection must be made during normal business hours and while performing any such inspection, the auditing party, or its designated representative shall use its best efforts to minimize any disruption to the other party’s normal business operations. Upon reasonable request, copies of such records shall be furnished to the auditing party.  The information obtained shall be treated as confidential material and proprietary and shall be used only for purposes relating to reinsurance of the Reinsured Contracts under this Agreement. All parties’ rights under this paragraph 3.03 shall survive termination of this Agreement.

3.04.                     Errors and Omissions

If either party fails to comply with any of the terms of this Agreement and it is shown that the failure was unintentional or the result of a misunderstanding or an administrative oversight on the part of either party, this Agreement will remain in effect.  If the failure to comply changes the operation or effect of this Agreement, both parties will be put back to the positions they would have occupied if the failure to comply had not occurred.  If it is not possible to restore each party to the position it would have occupied but for the failure to comply, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.  The provisions of this Paragraph 3.04 shall not relieve either party of its obligation to perform within the time periods specified for such obligations within this Agreement.

3.05.                     Other Reinsurance

During the term of this Agreement, the Ceding Company shall not without the prior written consent of the Reinsurer, enter into any reinsurance agreement of any type with respect to the Reinsured Contracts which would materially change, alter or otherwise compromise its underwriting, claim paying or administrative practices.

3.06.                     Confidentiality

The Ceding Company and the Reinsurer agree that Customer and Proprietary Information (as defined herein) will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former contract holders, insureds, applicants, and beneficiaries of contracts issued by the Ceding Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, reinsurance fees and expenses, applications and contract forms, and the specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:

a)             is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the “Recipient”);

b)             is independently developed by the Recipient without violating any obligations under this Agreement and without the use of any Customer or Proprietary Information; or

c)              is acquired by the Recipient from a third party not covered by a confidentiality agreement.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation.  The Ceding Company shall not provide the Reinsurer with personally identifiable Customer Information unless specifically requested by the Reinsurer.

3.07.                     OFAC Compliance

The Ceding Company and the Reinsurer represent that they are using, and shall use best efforts to continue to be, in compliance with all laws, regulations, judicial and administrative orders applicable to the Reinsured Contracts as they pertain to the sanction laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), as such laws may be amended from time to time (collectively the “OFAC Laws”).  Neither party shall be required to take any action under this Agreement that would violate said OFAC Laws, including, but not limited to, making any payments in violation of the OFAC Laws.

Should either party discover or otherwise become aware that a reinsurance transaction has been entered into or a payment has been made in violation of the OFAC Laws, the party who first becomes aware of the violation of the OFAC Laws shall notify the other party, and the parties shall cooperate in order to take all necessary corrective actions.

Where coverage provided by this Agreement would be in violation of the OFAC Laws, such coverage shall be null and void.  In such event, each party shall be restored to the position it would have occupied if the violation had not occurred, including the return of any payments received, unless prohibited by law.

The Ceding Company agrees to indemnify and hold harmless the Reinsurer, its affiliates and each of their respective directors, officers and employees (“Indemnified Parties”) against any and all losses, claims, and liabilities (including reasonable legal and other expenses), to which the Indemnified Parties may become subject and which arise out of or are based upon any failure by the Ceding Company to comply with the OFAC Laws.

3.08.                     FATCA

The Reinsurer and the Ceding Company will each provide the other party upon request any required documentation to support withholding tax reporting obligations or other information as may be needed to meet IRS or other government filing requirements. As part of this reporting obligation, the Reinsurer will provide to the Ceding Company with its Form W-9 and the Ceding Company will provide the Reinsurer with its Form W-8.

3.09.                     Right of Offset

Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be setoff from any amounts due to the Ceding Company or the Reinsurer hereunder, as the case may be, and only the net balance shall be allowed or paid. This setoff provision (to the extent permitted by law) shall not be modified or reconstrued due to the insolvency, liquidation, rehabilitation, conservatorship, or receivership of either party.

3.10.                     Section 1.848-2(g)(8) Election

The Ceding Company and the Reinsurer hereby agree to the following pursuant to Section l.8484-2(g)(8) of the Income Tax Regulation issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended:

(a) The term “party” will refer to either the Ceding Company or the Reinsurer as appropriate.

(b) The terms used in this Article are defined by reference to Regulation 1 .848-2 in effect as of December 29, 1992. The term “net consideration” will refer to either net consideration as defined in Regulation Section 1 .848-2(f) or gross amount of premiums, and other consideration as defined in Regulation Section 1.848-3(b) as appropriate.

(c) The party with net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for each taxable year, shall capitalize specified contract acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Code Section 848(c)(1).

(d) Each party agrees to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

1.                                           The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company, stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

2.                                           The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing by June 1. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer’s tax return for the previous calendar year.

3.                                           If the Reinsurer contests the Ceding Company’s calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. Each party shall report such agreed upon amount in its respective tax return for the previous calendar year.

(e) Each party shall attach a schedule to its federal income tax return which identifies this Reinsurance Agreement as a reinsurance agreement for which the joint election under Treas. Reg. Section 1.848-2(g)(8) has been made.

(f) The Ceding Company and the Reinsurer represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code of 1986, as amended.

ARTICLE IV - PREMIUMS AND CONSIDERATIONS

4.01.                     Premiums and Considerations Payable by the Ceding Company:

a)  Reinsurance Premiums. To place new contracts for reinsurance hereunder, or to continue the reinsurance of contracts already reinsured hereunder, the Ceding Company shall pay the Reinsurer a Reinsurance Premium, for each and every Accounting Period for the duration of this Agreement, on all contracts in force or to become in force during such Accounting Period under this Agreement, in an amount equal to the Quota Share of deposits actually collected by the Ceding Company, for such then current Accounting Period, on the Reinsured Contracts reinsured hereunder. The Reinsurance Premiums will also include the Reinsurer’s Quota Share of any mortality and expense or product charges, rider charges, fee sharing revenue, and administration charges as shown in Schedule C. For contracts which are added to this agreement as a result of riders added after the date of issue, the initial Reinsurance Premium will be equal to the Cash Surrender Value at the end of the month in which the covered Rider is added to the contract.

4.02.                     Reinsurance Allowances Payable by the Reinsurer:

a) Commissions. The Reinsurer shall reimburse the Ceding Company for the Reinsurer’s Quota Share of commissions actually paid by the Ceding Company for such then current Accounting Period on the portion of the contract eligible for commission and reinsured hereunder for each and every Accounting Period for the duration of this Agreement; provided no increase in the dollar amount of compensation or reimbursement has been made in any selling group agreement without the expressed written consent of the Reinsurer. The Reinsurer agrees to not unreasonably withhold such consent.

b) Contract Expenses. The Reinsurer shall reimburse the Ceding Company on a pro rata basis for the acquisition, maintenance, overhead, and DAC Tax expenses it incurs from the ongoing costs of administration on the Reinsured Contracts. Such amounts shall be as referenced in Schedule C attached hereto and by this reference made a part hereof. From time to time, the specific rates used for Schedule C may be renegotiated to reflect changes in the underlying actual costs.

c) Premium Taxes. The Reinsurer shall pay the Ceding Company for the Quota Share portion of any premium taxes actually incurred for the Reinsured Contracts. Not later than June 30 after each calendar year falling within the term of this Agreement, the Ceding Company shall provide the Reinsurer with an accounting of its actual premium tax with respect to the contracts for such calendar year. If such accounting reflects amounts owed to the Reinsurer, the Ceding Company shall pay such amounts in cash to the Reinsurer with the accounting. If it reflects amounts owed to the Ceding Company, the Reinsurer shall pay such amounts in cash to the Ceding Company within fifteen (15) Business Days of receiving the accounting. The Ceding Company’s actual premium tax with respect to the contracts will be computed on a state-by-state basis by multiplying the Reinsurance Premiums subject to each state’s premium tax by the applicable state premium tax rate, taking into account retaliatory taxes, if applicable.

4.03.                     Modified Coinsurance Reserve Adjustment:

At the end of each Accounting Period, the Reinsurer will pay to the Ceding Company a Modified Coinsurance Reserve Adjustment equal to A minus B minus C as defined below, and as reflected in Schedule C:

A = the Reinsurer’s Quota Share of the separate account reserve at the end of the current Accounting Period

B = the Reinsurer’s Quota Share of the separate account reserve at the end of the previous Accounting Period

C = the Reinsurer’s Quota Share of the Investment Income earned on the separate account assets since the end of the previous Accounting Period, as defined in Schedule B

ARTICLE V - BENEFIT PAYMENTS

5.01.                     Benefit Payments

At the end of each Accounting Period, the Reinsurer shall reimburse the Ceding Company for its Quota Share of full and partial surrenders (net of surrender charges), living benefits, death benefits, and market value adjustments under the terms of the Reinsured Contracts. The Reinsurer will also reimburse the Ceding Company for its Quota Share of periodic annuity payments made for Reinsured Contracts which have annuitized, subject to the provisions of paragraph 5.02.

5.02.                     Annuitization

The Ceding Company may recapture any Base Contract as listed in Schedule A which annuitizes, provided, however, that the Ceding Company recaptures all Reinsured Contracts upon their annuitization. Upon such recapture, the Reinsurer shall pay the

Ceding Company an amount equal to the Quota Share of the account value for the annuitized contract.

5.03.                     Liability and Payment

The Reinsurer will accept the decision of the Ceding Company with respect to payments under Reinsured Contracts, provided that terms of the Reinsured Contracts are enforced strictly.

5.04.                     Claims, Expenses and Extra-Contractual Damages

Expenses incurred by the Ceding Company in settling, defending or investigating a claim for individual Reinsured Contract liability relating to risks reinsured under this Agreement shall be covered under this Agreement, but in no event shall the following categories of expenses or liabilities be covered under this Agreement:

i.                                         Routine investigative or administrative expenses;

ii.                                     Expenses incurred in connection with a dispute or contest arising out of the conflicting claims of entitlement to contract proceeds or benefits which the Ceding Company admits are payable;

iii.                                  Expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company for consequential, compensatory, punitive or exemplary damages; and

iv.                                   Expenses, fees, settlements or judgments arising out of, related to or in connection with claims against the Ceding Company and based on alleged or actual bad faith, failure to exercise good faith, or tortious conduct.

ARTICLE VI — MODIFIED COINSURANCE RESERVES

6.01.                     Modified Coinsurance Reserves:

The Modified Coinsurance Reserve under this Agreement shall be calculated as of the close of such Accounting Period for which this calculation is being made. For the first Accounting Period after the Effective Date of this Agreement, the beginning Modified Coinsurance Reserve for purposes of the calculation of the Modified Coinsurance Reserve Adjustment shall be zero as of the Effective Date of this Agreement.

ARTICLE VII - RESERVE CREDIT TRUST FOR COINSURED BUSINESS

7.01.                     The Reinsurer shall provide to the Ceding Company security to secure full credit for reinsurance at the end of each quarter under New York insurance laws and regulations using assets in trust pursuant to the Trust Agreement referenced in paragraph 7.02.

7.02.                     Trust Agreement

The Ceding Company and the Reinsurer shall, on or before the Effective Date, enter into a Trust Agreement substantially in the form attached hereto as Exhibit I with a trustee establishing a trust account for the sole benefit of the Ceding Company. The Trustee shall be either a member of the Federal Reserve System or a New York chartered bank or trust company.  The Trustee shall not be a parent, subsidiary or affiliate of the Ceding Company or Reinsurer.

7.03.       Qualifying Assets

The Reinsurer shall arrange for assets to be deposited into the Trust Account.  Prior to depositing non-cash assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the Trustee or the Trustee’s nominee of all shares, obligations or any other assets requiring assignment in order that the Ceding Company or the Trustee, upon direction of the Ceding Company, may, whenever necessary, negotiate any such assets without consent or signature from the Reinsurer or any other person or entity, other than the Trustee, in accordance with the terms of the Trust Agreement.

Assets deposited in the Trust Account shall be valued according to their current fair market value.  The Trust Account assets shall consist only of Qualifying Assets. The Reinsurer shall, within ten (10) days of the end of each calendar quarter, provide the Ceding Company with a list of assets in the Trust Account as of the end of such quarter.  The list shall be accompanied by a written statement from the Reinsurer that such assets are Qualifying Assets.

At the end of each calendar quarter, the Reinsurer shall ensure that the assets in the Trust Account have a market value equal to or exceeding the “Required Balance” as described in paragraph 7.05.

7.04.       Drawing on the Trust Account

Qualifying Assets in the Trust Account established hereunder may be withdrawn by the Ceding Company at any time, notwithstanding any other provision of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

i.              to reimburse the Ceding Company for the Reinsurer’s share of deposits returned to the owners of Reinsured Contracts on account of cancellations of such Reinsured Contracts;

ii.             to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Reinsured Contracts;

iii.            to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding Company’s liabilities for Reinsured Contracts.  Such account shall include, but not be limited to, amounts for contract reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and unearned premiums; and

iv.            to pay any other amounts that the Ceding Company claims are due under this Agreement.

The Ceding Company shall immediately return to the Trust Account or to the Reinsurer assets withdrawn in excess of the actual amounts required in Paragraphs 7.04(i), (ii), (iii) and (iv) above.

For amounts held by the Ceding Company pursuant to this Paragraph 7.04, the Ceding Company shall pay interest in cash to the Reinsurer on the amount withdrawn at a rate equal to the then current prime rate or the rate permitted by an arbitration panel operating under Article XI of the Agreement, whichever is greater.

If the aggregate fair market value of the Qualifying Assets in the Trust Account, exceeds 102% of the Required Balance, calculated based on the last Monthly Report of the calendar quarter, then the Reinsurer shall have the right to seek approval from the Ceding Company to withdraw the excess from the Trust Account in an amount equal to the excess. The Ceding Company shall be the sole judge of the application of this paragraph, but it shall not unreasonably nor arbitrarily delay or withhold its approval.

After all reinsurance benefit payments have been discharged in full by the Reinsurer under the terms of this Agreement, the Ceding Company shall not unreasonably or arbitrarily withhold its approval to remit any remaining balance of funds in the Trust Account to the Reinsurer.

7.05.                     Maintenance of the Required Balance.

The Ceding Company shall provide to the Reinsurer a written notice of the Required Balance by no later than the twentieth (20th) day of the last month of the calendar quarter for contribution or removal of Qualifying Assets. If the sum of the aggregate fair market value of the Qualifying Assets in the Trust Account is less than the Required Balance contained in such notice, the Reinsurer shall, no later than the last day of such calendar quarter, deposit additional Qualifying Assets in the Trust Account so that the aggregate fair market value of the Qualifying Assets in the Trust Account is not less than the Required Balance. If the Reinsurer disagrees with the Required Balance, it shall promptly notify the Ceding Company.  The parties shall be expeditious and reasonable in resolving any such dispute. The Ceding Company agrees that it shall upon request of the Reinsurer, promptly cooperate and arrange for the return of amounts held in the Trust Account in excess of 102% of the Required Balance.

ARTICLE VIII - ACCOUNTING AND SETTLEMENT

8.01.                     Amounts Due the Reinsurer or the Ceding Company

Except as otherwise specifically provided in this Agreement, all amounts due to be paid to either the Reinsurer or the Ceding Company under this Agreement shall be determined on a net basis, giving full effect to the Right of Offset provision of this Agreement, as of the last day of each Accounting Period. Any net amount due the Ceding Company or the Reinsurer shall be paid in cash no later than five (5) Business Days after the Monthly Report showing such net amount, as described in paragraph 8.02, is due. If amounts due to be paid cannot be determined at such dates on an exact basis, such payments may be determined on an estimated basis, and any adjustments subsequently required to reflect actual data shall be made at least annually.

8.02.                     Monthly Reports

Within twenty (20) Business Days of the end of the Accounting Period, the Ceding Company shall supply the Reinsurer with reports that provide the data illustrated in Schedule C.

8.03.                     Annual Report

The Ceding Company shall supply the Reinsurer with the Annual Reports as described in Schedule D within sixty (60) days of the end of the calendar year.

8.04.                     Best Efforts to Supply Actual Data

In preparing all reports required in this Agreement, the Ceding Company shall make its best efforts to supply the actual data. If the actual data cannot be supplied with the appropriate report, the Ceding Company shall produce best estimates, and shall provide amended reports based on actual data no more than twenty (20) Business Days after such report was originally due.

8.05.                     Interest on Delayed Payments

Should any payment due to either the Reinsurer or the Ceding Company, including any overpayments, be delayed, such delayed payment (including any amount constituting a difference between an estimated and actual amount, as described in paragraph 8.01) shall accrue interest for the period that payment is overdue at an interest rate per annum equal to the annualized rate for three month U.S. Dollar LIBOR (or its successor index) plus 1%, determined on the date the payment was due.

ARTICLE IX - DURATION AND TERMINATION

9.01.                     Duration

This Agreement shall commence as of the Effective Date and the Ceding Company shall cede and the Reinsurer shall accept reinsurance for new Reinsured Contracts.  The Ceding Company and the Reinsurer shall maintain and continue the reinsurance provided in the Agreement as long as the Reinsured Contracts to which it relates are in force or has not been recaptured pursuant to the terms of this Agreement.

9.02.                     Reinsurer’s Liability

The Reinsurer’s liability with respect to Reinsured Contracts will terminate on the earliest of: (i) the date the Ceding Company’s liability on any such Reinsured Contract is terminated by death or full surrender; or (ii) the date this Agreement is recaptured at the option of the Ceding Company.  In no event should any interpretation of this paragraph 9.02 imply a unilateral right of the Reinsurer to terminate this Agreement.

9.03.                     Automatic Termination

If, at the end of an Accounting Period, none of the Reinsured Contracts are in force, this Agreement shall automatically terminate.

9.04.                     Termination Due to Nonpayment

Either party may terminate this Agreement for new business if the other party fails to pay, when due, any amounts due under this Agreement, provided that the non-delinquent party has given at least twenty (20) Business Days prior written notice of its intent to terminate for that reason. The delinquent party may avoid termination pursuant to this paragraph 9.04 by paying all amounts that are delinquent and then due, including any interest owing thereon pursuant to paragraph 8.05, on or before the Termination Date specified in the written notice.

9.05.                     Termination for New Business

Either party may terminate this Agreement for new business by giving ninety (90) days’ prior written notice to the other party.

9.06.                     Recapture Without Cause

The Ceding Company may recapture this Agreement for all Reinsured Contracts with ninety (90) days’ written notice to the Reinsurer.  The terms for recapture shall be negotiated at the time of recapture.

9.07.                     Final Settlement Upon Recapture

In the event that this Agreement is recaptured pursuant to this Article, a net accounting and settlement as to any balance due under this Agreement consistent with Schedule C shall be undertaken by the parties to this Agreement (the “Terminal Accounting and Settlement”). Any net payment required under the Terminal Accounting and Settlement shall consist of cash and become due as of the recapture date, and shall be paid no later than the day on which the Termination Report described in paragraph 9.08 is due to be provided. The terms of any recapture fee shall be negotiated at the time of recapture.  The assets supporting the modified coinsurance reserves are held by the Ceding Company and would remain with the Ceding Company upon recapture.  The assets supporting the coinsurance reserve are held in the Trust with the Reinsurer and would be transferred to the Ceding Company upon recapture.

9.08.                     Termination Report

Within fifteen (15) Business Days after the recapture date, the Ceding Company shall supply the Reinsurer with a report that shall show the same information as the Monthly Report and include a Terminal Accounting and Settlement (the “Termination Report”) in accordance with paragraph 9.07. In the event that, subsequent to the Terminal Accounting and Settlement, an adjustment is made with respect to any amount taken into account pursuant to Schedule C, a supplementary accounting shall take place in accordance with the procedures set out in paragraphs 8.02 and 9.07. Any net amount owed to the Reinsurer or the Ceding Company by reason of such supplemental accounting, plus any interest due pursuant to paragraph 8.05, shall be paid within ten (10) Business Days after the completion of such Termination Report or supplementary accounting, as appropriate.

ARTICLE X - INSOLVENCY

10.01.              Insolvency of the Ceding Company

In the event of insolvency, liquidation or rehabilitation of the Ceding Company, the Reinsurer hereby agrees that, as to all reinsurance made, ceded or otherwise becoming effective hereunder, the reinsurance shall be payable to the Ceding Company, or to its conservator, receiver, liquidator or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts, without diminution because of the insolvency of the Ceding Company or because the conservator, receiver, liquidator or statutory successor of the Ceding Company has failed to pay all or a portion of any claim.

10.02.              Claims

It is agreed that the conservator, receiver, liquidator or statutory successor of the Ceding Company shall give written notice to the Reinsurer of the pendency or submission of a claim under any Reinsured Contracts within a reasonable time after such claim is filed in the insolvency, liquidation or rehabilitation proceeding. During the pendency of such claim, the Reinsurer, at its own expense, may investigate such claim and, in the proceeding where such claim is to be adjudicated, interpose any defense available to the Ceding Company or its conservator, receiver, liquidator or statutory successor. The expense thus incurred by the Reinsurer pursuant to this paragraph 10.02 shall be chargeable, subject to the approval of the court, against the Ceding Company as a part of the expense of insolvency, liquidation or rehabilitation in proportion to the share of the benefit which accrues to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

10.03.              No Waiver of Defenses

Nothing in this Article shall preclude the Reinsurer from asserting any valid, proper and legal excuse or defense to payment of this reinsurance other than the excuses or defenses of the insolvency of the Ceding Company and the failure of the Ceding Company’s conservator, receiver, liquidator or statutory successor to pay all or a portion of any claim.

10.04.              Insolvency of the Reinsurer

In the event of the Reinsurer’s insolvency, the Ceding Company may terminate the Agreement for future new business and will notify the Reinsurer in writing of its intent. The parties agree to waive the notification period for this termination, and the effective date will be no earlier than the effective date of the Reinsurer’s insolvency.

Upon giving written notice to the Reinsurer, the Ceding Company may also recapture all of the inforce business reinsured by the Reinsurer under this Agreement.

ARTICLE XI - ARBITRATION

11.01.              Arbitration

If the Ceding Company and the Reinsurer cannot mutually resolve a dispute regarding the interpretation or operation of this Agreement, the dispute shall be decided through arbitration as set forth in Schedule E.  The arbitrator shall base his or her decision on the terms and conditions of this Agreement, plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law.  There shall be no appeal from the arbitrator’s decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrator’s decision to judgment.

11.02.              Federal Arbitration Act

The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C., Section 1) including any amendments to that Act which are subsequently adopted.  In the event that either party refuses to submit to arbitration as required by paragraph 11.01, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act.  Both parties consent to the jurisdiction of such court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

ARTICLE XII - REPRESENTATIONS, WARRANTIES AND COVENANTS

12.01.              Organization, Standing and Authority of the Ceding Company

Each party to this Agreement is a life insurance company duly organized and validly existing under the laws of the State of New York and Indiana, respectively, as applicable and has all requisite corporate power and authority to carry on the operations of its business as they are now being conducted.

12.02.              Authorization

Both parties have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement, and the performance by the parties of their obligations under this Agreement, have been duly authorized by all necessary corporate action. This Agreement, when duly executed and delivered by both parties will be a valid and binding obligation of the parties, enforceable against either party in accordance with its terms.

12.03.              No Conflict or Violation

The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the respective terms and conditions hereof will not (a) violate any provision of the Articles of Incorporation or Bylaws of either party, or (b) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon the parties.

12.04.              Investigations

Each party agrees to immediately notify the other, in writing, of any and all investigations of its directors, principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency other than routine state insurance department examinations if reasonably related to the Reinsured Contracts.

ARTICLE XIII - MISCELLANEOUS PROVISIONS

13.01.              Headings and Schedules

Headings used herein are not a part of this Agreement and shall not affect the terms hereof. The attached Schedules are a part of this Agreement.

13.02.              Notices

All notices and communications hereunder shall be in writing and shall be deemed given if received three (3) Business Days after mailing, or if by telefax or by hand, when received, and if by overnight mail, on the next day. Any written notice shall be by either certified or registered mail, return receipt requested, or overnight delivery service (providing for delivery receipt) or delivered by hand. All notices or communications with the Reinsurer under this Agreement shall be addressed as follows:

Mr. Gary France

The Lincoln National Life Insurance Company

1300 S. Clinton St.

Fort Wayne, IN  46802

All notices and communications with the Ceding Company under this Agreement shall be directed to:

Ms. Brandy Ness

Lincoln Life & Annuity Company of New York

1300 S. Clinton St.

Fort Wayne, IN  46802

13.03.              Severability and Governing Law

If any term or provision of this Agreement shall be held void, illegal, or unenforceable, the validity of the remaining portions or provisions shall not be affected thereby. This Agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law thereof.

13.04.              Successors and Assigns

This Agreement may not be assigned by either party without the prior written consent of the other and such consent will not be unreasonably withheld. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as permitted herein.

13.05                 Change in Control

Prior to any change in control of the Ceding Company, the Reinsurer shall evaluate the terms of this Agreement, including but not limited to the Interest Crediting Guidelines, and the parties agree to negotiate in good faith to amend any terms and conditions as may be necessary or appropriate prior to any such change in control. For purposes of this Agreement control shall mean the possession, directly or indirectly, of power to direct or cause direction of the management and policies of the Ceding Company, whether through the ownership of voting securities, by contract, by common management or otherwise.  Without limitation, control is presumed to reside with any person or entity who directly or indirectly owns, holds with power to vote, or holds proxies to vote more than fifty percent (50%) of the voting securities of the Ceding Company.

13.06.              Execution in Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and by each of the parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

13.07.              Currency

All payments and accounts shall be made in United States Dollars, and all fractional amounts shall be rounded to the nearest whole dollar.

13.08.              Entire Agreement

This Agreement supersedes all prior discussions and written and oral agreements and constitutes the sole and entire agreement between the parties with respect to the subject matter hereof.

13.09.              Amendment or Waiver

No amendment or waiver of any provision of this Agreement shall be effective unless set forth in writing, approved by the New York Department of Financial Services, and signed by duly authorized officers of the parties hereto. A waiver shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver of any future circumstance.

13.10.              Interpretation

For purposes of this Agreement, the words “hereof,” “herein,” “hereby,” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

13.11.              Survival of Representations, Warranties and Agreements

The Reinsurer or the Ceding Company, as the case may be, has the right to rely fully upon the representations, warranties, covenants and agreements of the Ceding Company or the Reinsurer, as the case may be, contained in this Agreement. All representations and warranties made by the Ceding Company or the Reinsurer in this Agreement shall survive the execution and delivery hereof. The provisions of paragraph 3.03 and Article IX shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK

By:	/s/ Stephen Turer
Name:	Stephen Turer
Title:	SVP
Date:	20 Nov 2018

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Kris Kattman
Name:	Kris Kattman
Title:	VP
Date:	13 Nov 2018

SCHEDULE A - REINSURED CONTRACTS

All variable annuity contracts issued by the Ceding Company on or after the Effective Date on the contract forms listed below that include either a guaranteed minimum death benefit or guaranteed living benefit or includes one or more of the riders listed below are subject to reinsurance under the terms of this Agreement.

Marketing Name	Contract and Rider Form	Description	Ceding Company’s Quota Share Percentage	Reinsurer’s Quota Share Percentage
American Legacy III® Shareholder’s Advantage (NY)	30070ANY 5/03	Base Contract	10%	90%
American Legacy® Shareholder’s Advantage — Fee Based (NY)	30070ANY 5/03	Base Contract	10%	90%
American Legacy Advisory® (NY)	30070ANY 5/03	Base Contract	10%	90%
American Legacy® Design 1 (NY)	30070-AL Des 1 NY12/06	Base Contract	10%	90%
American Legacy® Design 2 (NY)	30070-AL Des 2 NY12/06	Base Contract	10%	90%
American Legacy® Design 3 (NY)	30070-AL Des 3 NY12/06	Base Contract	10%	90%
American Legacy® Fusion (NY)	30070-B-NY (2-12)	Base Contract	10%	90%
American Legacy® Signature 1 (NY)	30070BNYL3 5/03	Base Contract	10%	90%
American Legacy® Signature 2 (NY)	30070BNYL3 5/03	Base Contract	10%	90%
American Legacy® Series L-Share (NY)	30070-BNYL 5/03	Base Contract	10%	90%
American Legacy® Series B-Share (NY)	30070-BNYL3 5/03	Base Contract	10%	90%
American Legacy® Series C-Share (NY)	30070-BNYC 5/03	Base Contract	10%	90%

Lincoln ChoicePlus AssuranceSM A-Share (NY)	30070ANY 5/03	Base Contract	10%	90%
Lincoln ChoicePlus AssuranceSM A-Share — Fee Based (NY)	30070ANY 5/03	Base Contract	10%	90%
Lincoln ChoicePlusSM Advisory (NY)	30070ANY 5/03	Base Contract	10%	90%
Lincoln ChoicePlusSM Design 1 (NY)	30070-CP Des 1 NY12/06	Base Contract	10%	90%
Lincoln ChoicePlusSM Design 2 (NY)	30070-CP Des 2 NY12/06	Base Contract	10%	90%
Lincoln ChoicePlusSM Design 3 (NY)	30070-CP Des 3 NY12/06	Base Contract	10%	90%
Lincoln ChoicePlusSM Fusion (NY)	30070-B-NY (2-12)	Base Contract	10%	90%
Lincoln ChoicePlusSM Signature 1 (NY)	30070BNYL3 5/03	Base Contract	10%	90%
Lincoln ChoicePlusSM Signature 2 (NY)	30070BNYL3 5/03	Base Contract	10%	90%
Lincoln ChoicePlus AssuranceSM Series L-Share (NY)	30070-BNYL 5/03	Base Contract	10%	90%

Lincoln ChoicePlus AssuranceSM Series B-Share (NY)	30070BNYA 5/03	Base Contract	10%	90%
Lincoln ChoicePlus AssuranceSM Series C-Share (NY)	30070-BNYC 5/03	Base Contract	10%	90%
Lincoln ChoicePlus AssuranceSM Prime (NY)	30070BNYA 5/03	Base Contract	10%	90%

Lincoln Investor Advantage® B-Share (NY)	30070-B-NY (5-14)	Base Contract	10%	90%
Lincoln Investor Advantage® C-Share (NY)	30070-B-NYC (5-14)	Base Contract	10%	90%
Lincoln Investor Advantage® Advisory (NY)	30070-A-NY (5-14)	Base Contract	10%	90%
Lincoln Investor Advantage® Fee Based (NY)	30070-A-NY (5-14)	Base Contract	10%	90%
Lincoln Core IncomeSM, built with iShares (NY)	30070ANY 5/03	Base Contract	10%	90%

Core Income Benefit	AR-592 (12/16)	Living Benefit Rider (LBR)	10%	90%
Lincoln Lifetime IncomeSM Advantage 2.0 (Managed Risk)	AR-529 PF (3-13)	Optional LBR	10%	90%
Lincoln Lifetime IncomeSM Advantage 2.0 (Managed Risk)	AR-607	Optional LBR	10%	90%
Lincoln Market Select® Advantage	AR-529 OA (3-13)	Optional LBR	10%	90%
Lincoln Market Select® Advantage	AR-607	Optional LBR	10%	90%
Lincoln Max 6 SelectSM Advantage	AR-600	Optional LBR	10%	90%
i4LIFE® Advantage Guaranteed Income Benefit (Managed Risk)	AR-528 PF (3-13)	Optional LBR	10%	90%
i4LIFE® Advantage Select Guaranteed Income Benefit	AR-528 OA (3-13)	Optional LBR	10%	90%
i4LIFE® Advantage *	I4LA-Q(8-10)	Optional LBR for qualified funds	10%	90%
i4LIFE® Advantage *	I4LA-NQ(8-10)	Optional LBR for non-qualified funds	10%	90%
4LATER® Select Advantage	AR-547 (3-12)	Optional LBR	10%	90%
4LATER® Select Advantage	AR-547 (07/18)	Optional LBR	10%	90%

Guarantee of Principal Death Benefit	32148 9/16	Tiered GOP rider	10%	90%
Enhanced Guaranteed Minimum Death Benefit	32149-NY	Optional Death Benefit Rider	10%	90%
Highest Anniversary Death Benefit	AR-593	Optional Death Benefit Rider	10%	90%

*Contracts with i4LIFE® Advantage are reinsured only if a covered death benefit is also included on the contract.

SCHEDULE B - INVESTMENT INCOME CALCULATION

The Investment Income, for purposes of paragraph 4.03 shall be calculated for each and every Accounting Period for the duration of this Agreement as follows:

Separate Account Assets

For the assets underlying the Modified Coinsurance Reserves, the Investment Income shall be equal to the sum of the daily investment experience for each of the sub-accounts within the separate accounts. The account value increases or decreases daily depending on the gross investment experience of the sub-accounts to which the amounts are allocated at the direction of the contract holder.

Such separate accounts are operated as unit investment trust registered under the Investment Company Act of 1940. Such Investment Income shall be equal to the sum of:

(a)         Total accrued Investment Income, plus

(b)         Realized and unrealized capital gains; less

(c)          Realized and unrealized capital losses; less

(d)         Investment expenses; less

(e)          Mortality and expense or product charges

Monthly accounting settlements will reflect the actual Investment Income for the previous month earned on the separate account fund balances.

SCHEDULE C - MONTHLY REPORTS

Lincoln Life & Annuity Company of New York

Monthly Annuity Reinsurance Settlement Worksheet

For The Lincoln National Life Insurance Company

mm/dd/yyyy

					General Acct		General Acct				Separate Acct		Separate Acct		Net Due
	Total Business		Total GA		Ceded @ 90%		Retained @ 10%		Total SA		Ceded @ 90%		Retained @ 10%		To/From
	Gross		Gross		to LNL		by LNY		Gross		to LNL		by LNY		LNL
Premiums and Considerations:
First Year Deposits-Q	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
First Year Deposits-NQ	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Renewal Year Deposits-Q	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Renewal Year Deposits-NQ	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx

Rider Charges (non-M&E)	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Administration Charges	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx

Separate Account M&Es	$	xx	NA		NA		NA		$	xx	$	xx	$	xx	$	xx
Separate Account Fee Sharing Revenue	$	xx	NA		NA		NA		$	xx	$	xx	$	xx	$	xx
Subtotal Premiums and Considerations:	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx

Reinsurance Allowances
Actual Commissions	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Acquisition Expense-per policy	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Acquisition Expense-premium based	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Maintenance Expense (2% per yr inflation)	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Overhead Expense-Inforce Account Value	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
DAC Tax-% of non-qualified Rx Premiums	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Subtotal Reinsurance Allowances	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx

Transfers/Shifts

Benefit Payments:
Death claim payments	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
LB Claims Payments in Excess of AV	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Full Surrenders	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Partial Surrenders (includes LB withdrawals of AV)	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Annuitizations	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Surrender Charges Collected	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx
Sub-total Benefit Payments	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx	$	xx

Modified Coinsurance Reserve Adjustment
Separate Account Reserve EOP	$	xx	NA		NA		NA		$	xx	$	xx	$	xx	$	xx
Less: Separate Account Reserve at BOP	$	xx	NA		NA		NA		$	xx	$	xx	$	xx	$	xx

Less : SA Net Investment Income-(Net of Inv Exp and M&Es)
Sub-total Modified Coinsurance Reserve Adjustment	$	xx	NA		NA		NA		$	xx	$	xx	$	xx	$	xx

NET DUE (FROM) REINSURER															$	xx

Reinsurance Terms:
Reinsurance Percentage, LNY ceding to LNL	90.0%
Acquisition Expenses per Policy first reported-one time charge	$395.00
Acquisition Expenses for FY premiums- one time charge	0.0044
Maintenance Expenses per policy (all policies) Annual fee $xx/12=$xx per month, 2% annual inflation adjustment	$9.17
Overhead Expenses: % of InForce AV $111 annual/12 = $9.25 per month*AV	$9.25
DAC Tax .25 % of Non-Qualified Reinsurance Premiums	0.0125

SCHEDULE D — ANNUAL REPORTS

(to be provided by the Ceding Company)

The Ceding Company shall annually provide files of asset and liability data sufficient to enable the Reinsurer to perform reserve and asset adequacy testing on the reinsured block of business, as well as assistance and consultation with respect to cash flow testing assumptions. This data shall be provided by the end of the calendar year.

In addition, the Ceding Company shall provide any other data prepared for the Ceding Company’s statutory annual statement that is requested by the Reinsurer. This data shall be made available after its completion.

SCHEDULE E - ARBITRATION

To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought.  The party to which the notice is sent shall respond to the notification in writing within ten (10) days of its receipt.

The arbitration hearing shall be before a single arbitrator.  In order to be eligible to serve as an arbitrator, an individual must not be a present or former officer, attorney or consultant of the Ceding Company or the Reinsurer or of either of their affiliates.  The arbitrator must be neutral, impartial, and disinterested.

The Ceding Company and the Reinsurer shall each name three candidates to serve as an arbitrator.  The Ceding Company and the Reinsurer shall take turns striking the name of one of the remaining candidates from the initial six candidates until only one candidate remains.  If the candidate so chosen shall decline to serve as the arbitrator, the candidate whose name was stricken last shall be nominated as the arbitrator.  This process shall continue until a candidate has been chosen and has accepted.  The first turn at striking the name of a candidate shall belong to the party that is responding to the other party’s initiation of the arbitration.  Once chosen, the arbitrator is empowered to decide all substantive and procedural issues.

It is agreed that the arbitrator shall be neutral, impartial, and disinterested regarding the dispute on the basis described in the Arbitration article of the Agreement.  Therefore, at no time will either the Ceding Company or the Reinsurer contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the Ceding Company and the Reinsurer to inform the individual actually chosen as arbitrator of the nature and facts of the dispute.  Likewise, any written or oral arguments provided to the arbitrator concerning the dispute shall be coordinated with the other party and shall be provided simultaneously to the other party or shall take place in the presence of the other party.  Further, at no time shall any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

EXHIBIT I — TRUST AGREEMENT

TRUST AGREEMENT

Effective as of January 1, 2018 and dated [*]

among

The Lincoln National Life Insurance Company,

as Grantor

Lincoln Life & Annuity Company of New York,

as Beneficiary

and

THE BANK OF NEW YORK MELLON,

as Trustee

TABLE OF CONTENTS

PARTIES RECITALS	PAGE

1. Deposit of Assets to the Trust Account	1.

2. Withdrawal of Assets from the Trust Account	2.

3. Redemption, Investment and Substitution of Assets	3.

4. The Income Account	4.

5. Corporate Actions	4.

6. Additional Rights and Duties of the Trustee	4.

7. The Trustee’s Compensation, Expenses, etc.	8.

8. Resignation or Removal of the Trustee	8.

9. Termination of the Trust Account	9.

10. Definitions	9.

11. Governing Law	10.

12. Successors and Assigns	10.

13. Severability	11.

14. Entire Agreement	11.

15. Amendments	11.

16. Notices, etc.	11.

17. Headings	12.

18. Counterparts	12.

19. USA Patriot Act	12.

20. Required Disclosure	13.

21. Representations	13.

22. Successors and Assigns of Trustee	13.

23. Shareholder Communication Act, Etc.	13.

24. Information Sharing	14.

Signature Page	16.

EXHIBIT A  List of Assets Deposited to the Trust Account

EXHIBIT B  Form of Withdrawal Notice

EXHIBIT C Form of Incumbency and Specimen signature

TRUST AGREEMENT

TRUST AGREEMENT, effective as of January 1, 2018 and dated [*] (the “Agreement”), among The Lincoln National Life Insurance Company, an Indiana corporation (the “Grantor”), Lincoln Life & Annuity Company of New York, a New York corporation (the “Beneficiary”), and The Bank of New York Mellon, a New York banking corporation (the “Trustee”) (the Grantor, the Beneficiary and the Trustee are hereinafter each sometimes referred to individually as a “Party” and collectively as the “Parties”).

WITNESSETH:

WHEREAS, the Grantor desires to transfer to the Trustee for deposit to a trust account (the “Trust Account”) such assets as it may desire to make subject to this Agreement;

WHEREAS, the Trustee has agreed to act as Trustee hereunder, and to hold such assets in trust in the Trust Account for the sole use and benefit of the Beneficiary; and

WHEREAS, this Agreement is made for the sole use and benefit of the Beneficiary and for the purpose of setting forth the duties and powers of the Trustee with respect to the Trust Account;

NOW, THEREFORE, for and in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

l.  Deposit of Assets to the Trust Account.

(a)         The Grantor shall establish the Trust Account and the Trustee shall administer the Trust Account in its name as Trustee for the Beneficiary.  The Trust Account shall be subject to withdrawal by the Beneficiary solely as provided herein.

(b)         The Grantor shall transfer or cause to be transferred to the Trustee, for deposit to the Trust Account, the assets listed in Exhibit B hereto, and may transfer to the Trustee, for deposit to the Trust Account, such other assets as it may from time to time desire (all such assets, together with the proceeds thereof, all investments of such assets and proceeds in other assets, and all substitutions of such assets and proceeds for other assets, are herein referred to individually as an “Asset” and collectively as the “Assets”).  The Assets shall consist only of cash (United States legal tender) and Eligible Securities (as hereinafter defined).

(c)          This Trust Agreement provides for the Trustee to:  (i) receive Assets and hold all Assets in a safe place, including in any book-entry accounts maintained by the Trustee with any Federal

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Reserve Bank or with any nationally recognized securities depository such as the Depository Trust Company; (ii) determine that all Assets are in such form that the Beneficiary or the Trustee, upon direction by the Beneficiary, may, whenever necessary, negotiate any such Assets, without consent or signature from the Grantor or any other person or entity; (iii) furnish to the Grantor and the Beneficiary a statement of all assets in the Trust Account upon its inception and at intervals no less frequent than the end of each calendar quarter; (iv) notify the Grantor and the Beneficiary, within ten (10) days, of any deposits to or withdrawals from the Trust Account; (v) upon written demand of the Beneficiary, immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the assets held in the Trust Account to the Beneficiary and deliver physical custody of such Assets to such Beneficiary to the extent directed in the Withdrawal Notice and the Trustee shall be protected in relying upon any written demand of the Beneficiary for such withdrawal; and (vi) allow no substitutions or withdrawals of assets from the Trust Account, except as described herein.  Assets may be held in the name of a nominee maintained by the Trustee or by any such depository.

2.  Withdrawal of Assets from the Trust Account.

(a)         Without notice to or the consent of the Grantor, the Beneficiary shall have the right, at any time and from time to time, to withdraw from the Trust Account, upon written notice to the Trustee in substantially the form of Exhibit C hereto (a “Withdrawal Notice”), such Assets as are specified in such Withdrawal Notice.  The Withdrawal Notice may designate a third party (the “Designee”) to whom Assets specified therein shall be delivered.  The Beneficiary need present no statement or document in addition to a Withdrawal Notice in order to withdraw any Assets.

(b)         Upon receipt of a Withdrawal Notice, the Trustee shall immediately take any and all steps necessary to transfer absolutely and unequivocally all right, title and interest in the Assets specified in such Withdrawal Notice, and shall deliver physical custody of such Assets, as applicable, to or for the account of the Beneficiary or such Designee as specified in such Withdrawal Notice.

(c)          Subject to paragraph (a) of this Section 2 and to Section 3 of this Agreement, in the absence of a Withdrawal Notice the Trustee shall allow no substitution or withdrawal of any Asset from the Trust Account.

(d)         Each of the Grantor and Beneficiary shall, on the date of this Trust Agreement, deliver to the other parties a certificate in the form of Exhibit D hereto as to the incumbency and specimen signature of at least two (2) officers or other representatives of such party authorized to act for and give and receive notices, requests and instructions on behalf of such party in connection with this Trust Agreement (each such officer or other representative, an “Authorized Person”).  From time to time, Grantor and Beneficiary may, by delivering to the other parties a revised certificate in the form of Exhibit D, change the information previously

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given, but each of the parties hereto shall be entitled to rely conclusively on the then-current exhibit until receipt of a superseding exhibit.

(e)          The Trustee shall have no responsibility to determine whether any Assets withdrawn from the Trust Account have been or will be used and applied as provided in this Trust Agreement.

3.  Redemption, Investment and Substitution of Assets.

(a)         The Trustee shall surrender for payment all maturing Assets and all Assets called for redemption and deposit the principal amount of the proceeds of any such payment to the Trust Account.

(b)         From time to time, at the written order and direction of the Grantor or its designated investment advisor and at all times subject to the Beneficiary’s prior written approval, the Trustee shall invest Assets in the Trust Account in Eligible Securities.  Any deposit or investment directed by the Grantor or its investment advisor shall constitute a certification to the Trustee that the assets deposited or to be purchased pursuant to such directions are Eligible Securities.  The Trustee shall be under no duty or responsibility to confirm that such investments constitute or continue to be Eligible Securities.

(c)          From time to time, subject to the prior written approval of the Beneficiary, the Grantor may direct the Trustee to substitute Assets of comparable value for other Assets presently held in the Trust Account.  The Trustee shall have no responsibility whatsoever to determine the value of such substituted securities or that such substituted securities constitute Eligible Securities.

(d)         All investments and substitutions of securities referred to in sections 3(b) and 3(c) above shall be in compliance with the relevant provisions of the New York Insurance Law, as set forth in the definition of “Eligible Securities” in Section 11 of this Agreement.  Any instruction or order concerning such investments or substitutions of securities shall be referred to herein as an “Investment Order”.  The Trustee shall execute Investment Orders and settle securities transactions by itself or by means of an agent or broker.  The Trustee shall not be responsible for any act or omission, or for the solvency, of any such agent or broker.

(e)          When the Trustee is directed to deliver Assets against payment, delivery will be made in accordance with generally accepted market practice.

(f)           Any loss incurred from any investment pursuant to the terms of this Section 3 shall be borne exclusively by the Trust Account.

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4.  The Income Account.

All payments of interest and dividends in respect to Assets in the Trust Account shall be posted and credited by the Trustee, subject to deduction of the Trustee’s compensation and expenses as provided in Section 7 of this Agreement, in the separate income ledger (the “Income Account”) of the Trust Account established and maintained by the Grantor at an office of the Trustee in New York City.  Any interest or dividend automatically posted and credited on the payment date to the Income Account which is not subsequently received by the Trustee shall be reimbursed by the Grantor to the Trustee and the Trustee may debit the Income Account for this purpose.  The interest and dividends shall be paid to the Grantor or credited to an account of the Grantor in accordance with written instructions provided from time to time by the Grantor to the Trustee.

5.  Corporate Actions.

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken by reason of the Grantor’s ownership of Eligible Securities, the Grantor or its designee shall be responsible for making any decisions relating thereto and for directing the Trustee to act.  The Trustee shall notify the Grantor or its designee of rights or discretionary actions with respect to Eligible Securities as promptly as practicable under the circumstances, provided that the Trustee has actually received notice of such right or discretionary corporate action from the relevant depository, etc.  Absent actual receipt of such notice, the Trustee shall have no liability for failing to so notify the Grantor or its designee.  Absent the Trustee’s timely receipt of instructions, the Trustee shall not be liable for failure to take any action relating to or to exercise any rights conferred by such Eligible Securities.

6.  Additional Rights and Duties of the Trustee.

(a)         The Trustee shall notify the Grantor and the Beneficiary in writing within ten days following each deposit to, or withdrawal from, the Trust Account.

(b)         Before accepting any Asset for deposit to the Trust Account, the Trustee shall determine that such Asset is in such form that the Beneficiary whenever necessary may, or the Trustee upon direction by the Beneficiary will, negotiate such Asset without consent or signature from the Grantor or any person or entity other than the Trustee in accordance with the terms of this Agreement.

(c)          The Trustee shall have no responsibility whatsoever to determine whether any Assets are or continue to be Eligible Securities.

(d)         The Trustee may deposit any Assets in the Trust Account in a book-entry account maintained at the Federal Reserve Bank of New York or in depositories such as the Depository Trust Company and the Participants Trust Company.  The Trustee shall have no liability whatsoever

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for the action or inaction of any depository or for any losses resulting from the maintenance of Eligible Securities with a depository.  Assets may be held in the name of a nominee maintained by the Trustee or by any such depository.

(e)          The Trustee shall accept and open all mail directed to the Grantor or the Beneficiary in care of the Trustee.

(f)           The Trustee shall furnish to the Grantor and the Beneficiary a statement of all Assets in the Trust Account at the end of each calendar month.  Such notification and the notifications required in Sections 1(c) and 6(a) shall be deemed satisfied by the granting of access to the Trustee’s online reporting system to the Grantor and the Beneficiary and the Trustee shall bear no liability for notifications to be provided in any other manner

(g)          Upon the request of the Grantor or the Beneficiary, the Trustee shall promptly permit the Grantor or the Beneficiary, their respective agents, employees or independent auditors to examine, audit, excerpt, transcribe and copy, during the Trustee’s normal business hours, any books, documents, papers and records relating to the Trust Account or the Assets.

(h)         (1)Unless otherwise provided in this Agreement, the Trustee is authorized to follow and rely upon all instructions given by Authorized Persons of the Grantor, any relevant investment manager of the Grantor, and the Beneficiary; respectively, and by attorneys-in-fact acting under written authority furnished to the Trustee by the Grantor or the Beneficiary, including, without limitation, instructions given by letter, facsimile transmission, telegram, teletype, cablegram or electronic media, if the Trustee believes such instructions to be genuine and to have been signed, sent or presented by the proper party or parties.  The Trustee shall not incur any liability to anyone resulting from actions taken by the Trustee in reliance in good faith on such instructions.  The Trustee shall not incur any liability in executing instructions (i) from any attorney-in-fact prior to receipt by it of notice of the revocation of the written authority of the attorney-in-fact or (ii) from any officer of the Grantor or the Beneficiary named in an incumbency certificate delivered hereunder prior to receipt by it of a more current certificate. Each of the Grantor and the Beneficiary acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting instructions to the Trustee, and that there may be more secure methods of transmitting instructions than the method selected by the sender.  Each of the Grantor and the Beneficiary agrees that the security procedures, if any, to be followed in connection with a transmission of instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(2) Funds Transfers.  With respect to any “funds transfer,” as defined in Article 4-A of the Uniform Commercial Code, the following security procedure will apply:  payment instruction of the Grantor or the Beneficiary, as the case may be, is to include the name and (in the case of a facsimile) signature of the person initiating the funds transfer request.  If the name is listed as

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an Authorized Person on the relevant account, the Trustee will confirm the instructions by telephone call to any person listed as an Authorized Person on the account, who may be the same person who initiated the instruction.  When calling back, the Trustee will request from the staff member of the Grantor or the Beneficiary, as the case may be, his or her name.  If the name is listed in the Trustee’s records as an Authorized Person, the Trustee will confirm the instructions with respect to amount, names and numbers of accounts to be charged or credited and other relevant reference information.  Where the Agreement contemplates joint payment instructions from the Grantor and Beneficiary, the Trustee shall call back both the Grantor and Beneficiary.  Each of the Grantor and Beneficiary acknowledges that Trustee has offered such Grantor and Beneficiary other security procedures that are more secure and are commercially reasonable for such Grantor and Beneficiary, and that such Grantor and Beneficiary has nonetheless chosen the procedure described in this paragraph.  Each of the Grantor and the Beneficiary agrees to be bound by any payment order issued in its name, whether or not authorized, that is accepted by the Trustee in accordance with the above procedures.  When instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), the Trustee, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named.  This applies to beneficiaries as well as any intermediary bank.  Each of the Grantor and Beneficiary agrees to be bound by the rules of any funds transfer network used in connection with any payment order accepted by the Trustee hereunder. The Trustee shall not be obliged to make any payment or otherwise to act on any instruction notified to it under this Agreement if it is unable to validate the authenticity of the request by telephoning an Authorized Person who has not executed the relevant request or instruction of the relevant Grantor and Beneficiary.  Payment or otherwise to act on any instruction by Authorized Person of the relevant Grantor and Beneficiary will be made by the Trustee within three (3) Business Days after Trustee’s verification of instructions as set forth above.  A “Business Day” shall mean any day on which the Trustee is open for business

Notwithstanding any revocation, cancellation or amendment of this authorization, any action taken by the Trustee pursuant to this authorization prior to the Trustee’s actual receipt and acknowledgement of a notice of revocation, cancellation or amendment shall not be affected by such notice.

(i)             The duties and obligations of the Trustee shall only be such as are specifically set forth in this Agreement, as it may from time to time be amended, and no implied duties or obligations shall be read into this Agreement against the Trustee.  The Trustee shall not be liable except for its own negligence, willful misconduct or lack of good faith.

(j)            No provision of this Agreement shall require the Trustee to take any action which, in the Trustee’s reasonable judgment, would result in any violation of this Agreement or any provision of law.  The Trustee may obtain the advice of counsel and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice.

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(k)         Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee, be liable under or in connection with this Agreement for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee, has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(l)             The Trustee shall not be responsible for the existence, genuineness or value of any of the Assets or for the validity, perfection, priority or enforceability of the liens in any of the Assets, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes negligence, bad faith or willful misconduct on the part of the Trustee, for the validity of title to the Assets, for insuring the Assets or for the payment of taxes, charges, assessments or liens upon the Assets.

(m)     The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Trustee, including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God or war or terrorism, accidents, labor disputes, loss or malfunction of utilities or computer software or hardware, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.

(n)         The Trustee shall have no responsibility or liability for, and the Grantor is solely responsible and liable for the payment of and obtaining reclaims, refunds and credits, where applicable, of all taxes assessments, duties, and other governmental charges (including any interest or penalties with respect thereto) with respect to the Assets or the Trust Account.  With respect to the payment of taxes, in the event the Trustee is required under applicable law to pay any tax, duty or other governmental charge or any interest or penalty with respect thereto in connection with its services hereunder, the Trustee is hereby authorized to debit the relevant Income Account in the amount thereof and to pay such amount to the appropriate taxing authority.  With respect to tax reclaims, refunds and credits, for each country in which the Trustee holds in the Trust Account Eligible Securities and a tax reclaim, refund or credit may be available, the Trustee will submit such forms as are necessary to the appropriate tax or other governmental authorities and take such action as is reasonable to obtain such benefits and, where such forms must be completed by the Grantor, will provide the Grantor with the appropriate forms and otherwise assist the Grantor to obtain such tax benefits.

(o)         The Trustee shall not be required to risk or expend its own funds in performing its obligations under this Agreement.

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7.  The Trustee’s Compensation, Expenses, etc.

(a)         The Grantor shall pay the Trustee, as compensation for its services under this Agreement, a fee computed at rates determined by the Trustee from time to time and communicated in writing to the Grantor.  The Grantor shall pay or reimburse the Trustee for all of the Trustee’s expenses and disbursements in connection with its duties under this Agreement (including attorney’s fees and expenses), except any such expense or disbursement as may arise from the Trustee’s negligence, willful misconduct, or lack of good faith.  The Trustee shall be entitled to deduct its compensation and expenses from payments of dividends and interest in respect of the Assets held in the Trust Account and deposited into the Income Account as provided in Section 4 of this Agreement.  The Grantor and the Beneficiary jointly and severally hereby indemnify the Trustee for, and holds it harmless against, any loss, liability, costs or expenses (including attorney’s fees and expenses) (“Losses”) incurred or made without negligence, willful misconduct or lack of good faith on the part of the Trustee, arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, including but not limited to any Losses incurred by the Trustee in connection with its successful defense, in whole or part, of any claim of negligence or willful misconduct on its part or Losses arising out of or in connection with the status of the Trustee and its nominee as the holder of record of the Assets.  The Grantor and Beneficiary hereby acknowledges that the foregoing indemnities and Grantor payment and reimbursement obligations shall survive the resignation or discharge of the Trustee or the termination of this Agreement and hereby grants the Trustee a lien, right of set-off and security interest in the funds in the Income Account for the payment of any claim for compensation, reimbursement or indemnity hereunder.

(b)         No Assets shall be withdrawn from the Trust Account or used in any manner for paying compensation to, or reimbursement or indemnification of, the Trustee.

8.  Resignation or Removal of the Trustee.

(a)         The Trustee may resign at any time by giving not less than 90 days’ written notice thereof to the Beneficiary and to the Grantor.  The Trustee may be removed by the Grantor’s delivery of not less than 90 days’ written notice of removal to the Trustee and the Beneficiary.  Such resignation or removal shall become effective on the acceptance of appointment by a successor Trustee and the transfer to such successor Trustee of all Assets in the Trust Account in accordance with paragraph (b) of this Section 8.

(b)         Upon receipt by the proper Parties of the Trustee’s notice of resignation or the Grantor’s notice of removal, the Grantor and the Beneficiary shall appoint a successor Trustee.  Any successor Trustee shall be a bank that is a member of the Federal Reserve System or chartered in the State of New York and shall not be a Parent, a Subsidiary or an Affiliate of the Grantor or the Beneficiary.  Upon the acceptance of the appointment as Trustee hereunder by a successor Trustee and the transfer to such successor Trustee of all Assets in the Trust Account, the

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resignation or removal of the Trustee shall become effective.  Thereupon, such successor Trustee shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Trustee, and the resigning or removed Trustee shall be discharged from any future duties and obligations under this Agreement, but the resigning or removed Trustee shall continue after such resignation or removal to be entitled to the benefits of the indemnities provided herein for the Trustee.

9.  Termination of the Trust Account.

(a)         The Trust Account and this Agreement, except for the indemnities provided herein, may be terminated only after (i) the Grantor or the Beneficiary has given the Trustee written notice of its intention to terminate the Trust Account (the “Notice of Intention”), and (ii) the Trustee has given the Grantor and the Beneficiary the written notice specified in paragraph (b) of this Section 9.  The Notice of Intention shall specify the date on which the notifying Party intends the Trust Account to terminate (the “Proposed Date”).

(b)         Within three days following receipt by the Trustee of the Notice of Intention, the Trustee shall give written notification (the “Termination Notice”) to the Beneficiary and the Grantor of the date (the “Termination Date”) on which the Trust Account shall terminate.  The Termination Date shall be (a) the Proposed Date if the Proposed Date is at least 30 days but no more than 45 days subsequent to the date the Termination Notice is given; (b) 30 days subsequent to the date the Termination Notice is given, if the Proposed Date is fewer than 30 days subsequent to the date the Termination Notice is given; or (c) 45 days subsequent to the date the Termination Notice is given, if the Proposed Date is more than 45 days subsequent to the date the Termination Notice is given.

(c)          On the Termination Date, upon receipt of written approval of the Beneficiary, the Trustee shall transfer to the Grantor any Assets remaining in the Trust Account, at which time all liability of the Trustee with respect to such Assets shall cease.

10.  Definitions.

Except as the context shall otherwise require, the following terms shall have the following meanings for all purposes of this Agreement (the definitions to be applicable to both the singular and the plural forms of each term defined if both forms of such term are used in this Agreement):

The term “Affiliate” with respect to any corporation shall mean a corporation which directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such corporation.

The term “Beneficiary” shall include any successor of the Beneficiary by operation of law including, without limitation, any liquidator, rehabilitator, receiver or conservator.

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The term “control” (including the related terms “controlled by” and “under common control with”) shall mean the ownership, directly or indirectly, of more than 10% of the voting stock of a corporation.

The term “Eligible Securities” shall mean and include certificates of deposit issued by a United States bank and payable in United States legal tender, including those issued by the Trustee, and securities, including securities issued by the Trustee, representing investments of the types specified in subsections (1), (2), (3), (8) and (10) of Section 1404(a) of the New York Insurance Law; provided, however, that no such securities shall have been issued by a Parent, a Subsidiary or an Affiliate of either the Grantor or the Beneficiary.

The term “person” shall mean and include an individual, a corporation, a partnership, an association, a trust, an unincorporated organization or a government or political subdivision thereof.

The term “Parent” shall mean an institution that, directly or indirectly, controls another institution.

The term “Subsidiary” shall mean an institution controlled, directly or indirectly, by another institution.

11.  Governing Law; Etc.

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof.  Each Party hereby waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.  Each Party consents to the jurisdiction of any state or federal court situated in New York City, New York in connection with any dispute arising hereunder.  Each Party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum.  The establishment and maintenance of the Trust Account, and all interests, duties and obligations with respect thereto, shall be governed by the laws of the State of New York.

Each of the Parties hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as the Trustee may select.

12.  Successors and Assigns.

This Agreement shall extend to and shall be binding upon the Parties hereto and their respective successors and assignees; provided, that no Party may assign this Agreement or any of its rights or obligations hereunder without the consent of the other parties, except as expressly permitted by Section 8 of this Agreement.  Notwithstanding the foregoing, this Agreement shall inure to the

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benefit of, and bind those who, by operation of law, become successors to any of the Parties, including, without limitation, any liquidator, rehabilitator, receiver or conservator and any successor merged or consolidated entity, and provided that, in the case of the Trustee, the successor trustee is eligible to be a trustee under the terms hereof, and in the case of the Grantor and Beneficiary, the parties have provided the Trustee with prior written notice of such assignment and subject to the Bank’s satisfactory completion of CIP on the successor.

13.  Severability.

In the event that any provision of this Agreement shall be declared invalid or unenforceable by any regulatory body or court having jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining portions of this Agreement.

14.  Entire Agreement.

This Agreement constitutes the entire agreement among the Parties, and there are no understandings or agreements, conditions or qualifications relative to this Agreement which are not fully expressed in this Agreement.

15.  Amendments.

This Agreement may be modified or otherwise amended, and the observance of any term of this Agreement may be waived, if such modification, amendment or waiver is in writing and signed by the Parties.

16.  Notices, etc.

Unless otherwise provided in this Agreement, all notices, directions, requests, demands, acknowledgments and other communications required or permitted to be given or made under the terms hereof shall be in writing and shall be deemed to have been duly given or made (a)(i) when delivered personally, (ii) when made or given by prepaid telex, telegraph, telecopier, facsimile or electronic media, or (iii) in the case of mail delivery, upon the expiration of three days after any such notice, direction, request, demand, acknowledgment or other communication shall have been deposited in the United States mail for transmission by first class mail, postage prepaid, or upon receipt thereof, whichever shall first occur and (b) when addressed as follows:

If to the Grantor:

The Lincoln National Life Insurance Company

1300 S. Clinton Street

Fort Wayne, Indiana 46802

Attention:  Gary France

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Email:  Gary.France@lfg.com

If to the Beneficiary:

Lincoln Life & Annuity Company

120 Madison Street

Syracuse, New York 13202

Attention:  Robert Sheppard

Email:  Robert.Sheppard@lfg.com

If to the Trustee:

The Bank of New York Mellon

101 Barclay Street

Mailstop: 101-0700

New York, New York 10286

Attention: Insurance Trust Group

Facsimile: (732) 667-9536

Each Party may from time to time designate a different address for notices, directions, requests, demands, acknowledgments and other communications by giving written notice of such change to the other Parties.  All notices, directions, requests, demands, acknowledgments and other communications relating to the Beneficiary’s approval of the Grantor’s authorization to substitute Trust Assets and to the termination of the Trust Account shall be in writing and may be made or given by prepaid telex, telegraph, telecopier, facsimile or electronic media.

17.  Headings.

The headings of the Sections and the Table of Contents have been inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

18.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original, but such counterparts together shall constitute but one and the same Agreement.

19.  USA Patriot Act.

The Grantor and Beneficiary hereby acknowledges that the Trustee is subject to federal laws, including the Customer Identification Program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which the Trustee must obtain, verify and record

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information that allows the Trustee to identify the Grantor and Beneficiary.  Accordingly, prior to opening the Trust Account hereunder, the Trustee will ask the Grantor and Beneficiary to provide certain information including, but not limited to, the Grantor’s and Beneficiary’s name, physical address, tax identification number and other information that will help the Trustee to identify and verify the Grantor’s and Beneficiary’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.  Each of the Grantor and Beneficiary agrees that the Trustee cannot open the Trust Account hereunder unless and until the Trustee verifies the Grantor’s and Beneficiary’s identity in accordance with the Trustee’s CIP.

20.  Required Disclosure.

The Trustee is authorized to supply any information regarding the Trust Account and related Assets that is required by any law, regulation or rule now or hereafter in effect.  Each of the Grantor and the Beneficiary agrees to supply the Trustee with any required information if it is not otherwise reasonably available to the Trustee.

21.  Representations.

Each Party represents and warrants to the others that it has full authority to enter into this Agreement upon the terms and conditions hereof and that the individual executing this Agreement on its behalf has the requisite authority to bind such Party to this Agreement, and that the Agreement constitutes a binding obligation of such party enforceable in accordance with its terms.

22.  Successors and Assigns of Trustee.

Any corporation or other company into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other company resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other company succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto, except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

23.  Shareholder Communication Act, Etc.

With respect to securities issued in the United States, the Shareholders Communications Act of 1985 (the “Act”) requires Trustee to disclose to the issuers, upon their request, the name, address and securities position of its Grantor who are (a) the “beneficial owners” (as defined in the Act) of the issuer’s securities, if the beneficial owner does not object to such disclosure, or (b) acting as a “respondent bank” (as defined in the Act) with respect to the securities. (Under the Act, “respondent banks” do not have the option of objecting to such disclosure upon the issuers’ request.) The Act defines a “beneficial owner” as any person who has, or shares, the power to vote a security (pursuant

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to an agreement or otherwise), or who directs the voting of a security. The Act defines a “respondent bank” as any bank, association or other entity that exercises fiduciary powers which holds securities on behalf of beneficial owners and deposits such securities for safekeeping with a bank, such as Trustee. Under the Act, Grantor is either the “beneficial owner” or a “respondent bank.”

☐ Grantor is the “beneficial owner,” as defined in the Act, of the securities to be held by Trustee hereunder.

☐ Grantor is not the beneficial owner of the securities to be held by Trustee, but is acting as a “respondent bank,” as defined in the Act, with respect to the securities to be held by Trustee hereunder.

IF NO BOX IS CHECKED, TRUSTEE SHALL ASSUME THAT GRANTOR IS THE BENEFICIAL OWNER OF THE SECURITIES.

For beneficial owners of the securities only:

☐ Grantor objects

☐ Grantor does not object to the disclosure of its name, address and securities position to any issuer which requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and Grantor.

IF NO BOX IS CHECKED, TRUSTEE SHALL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY WRITTEN INSTRUCTION FROM GRANTOR.

With respect to securities issued outside of the United States, information shall be released to issuers only if required by law or regulation of the particular country in which the securities are located.

The Grantor agrees to disseminate in a timely manner any proxies or requests for voting instructions, other proxy soliciting material, information statements, and/or annual reports that it receives to any other beneficial owners.

24.  Information Sharing.

The Bank of New York Mellon Corporation is a global financial organization that operates in and provides services and products to clients through its affiliates and subsidiaries located in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may (i) centralize in one or more affiliates and subsidiaries certain activities (the “Centralized Functions”), including audit, accounting, administration, risk management, legal, compliance, sales, product communication, relationship management, and the compilation and analysis of information and data regarding Grantor and Beneficiary (which, for purposes of this provision, includes the name and business contact information for the Grantor and Beneficiary’s employees and representatives) and the accounts established pursuant to this Agreement (“Grantor and Beneficiary Information”) and (ii) use third party service providers to store, maintain and process Grantor and Beneficiary’s

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Information (“Outsourced Functions”).  Notwithstanding anything to the contrary contained elsewhere in this Agreement and solely in connection with the Centralized Functions and/or Outsourced Functions, Grantor and Beneficiary consent to the disclosure of, and authorize BNY Mellon to disclose, Grantor and Beneficiary’s Information to (i) other members of the BNY Mellon Group (and their respective officers, directors and employees) and to (ii) third-party service providers (but solely in connection with Outsourced Functions) who are required to maintain the confidentiality of Grantor and Beneficiary’s Information.  In addition, the BNY Mellon Group may aggregate Grantor and Beneficiary’s Information with other data collected and/or calculated by the BNY Mellon Group, and the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Grantor and Beneficiary Information with Grantor and Beneficiary specifically.  Grantor and Beneficiary represent that Grantor and Beneficiary are authorized to consent to the foregoing and that the disclosure of Grantor and Beneficiary’s Information in connection with the Centralized Functions and/or Outsourced Functions does not violate any relevant data protection legislation.  Grantor and Beneficiary also consent to the disclosure of Grantor and Beneficiary’s Information to governmental and regulatory authorities in jurisdictions where the BNY Mellon Group operates and otherwise as required by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY,
as Grantor

By:
Name:
Title:

LINCOLN LIFE & ANNUITY COMPANY OF NEW YORK,
as Beneficiary

By:
Name:
Title:

THE BANK OF NEW YORK MELLON,
as Trustee

By:
Name:
Title:

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EXHIBIT A

(List of Assets Deposited to the Trust Account)

EXHIBIT B

Form of Withdrawal Notice

[DATE]

The Bank of New York Mellon

101 Barclay Street

Mailstop: 101-0850

New York, New York 10286

Attention: Insurance Trust

Re:                             Withdrawal Notice re Trust Agreement effective as of January 1, 2018 and dated as of          , among      , as Grantor,        , as Beneficiary, and The Bank of New York Mellon, as Trustee, as amended, supplemented or otherwise modified (the “Trust Agreement”).

We refer to Section 2(a) of the Trust Agreement, and hereby give you notice of our election to withdraw the following Assets from the Trust Account:

[SPECIFY ASSETS]

Please deliver such assets to or for the account of the person or entity named below at the address specified below:

[SPECIFY DESIGNEE AND ADDRESS]

Very truly yours,

[BENEFICIARY]

By:
Name:
Title:

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EXHIBIT C

Authorized Officers of Grantor

Name	Signature	Phone Number

Teresa L. Cordes		260-455-3952
Gerri L. Culbertson		260-455-3525
Kristi J. Harkenrider		260-455-4025
Brad Jeffrey		260-455-1437

Authorized Officers of Beneficiary

Name	Signature	Phone Number

Teresa L. Cordes		260-455-3952
Gerri L. Culbertson		260-455-3525
Kristi J. Harkenrider		260-455-4025
Brad Jeffrey		260-455-1437

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